Exhibit 10.13

ACTUATE THERAPEUTICS, INC.

2024 STOCK INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Capitalized terms not specifically defined in this Stock Option Grant Notice (the “Grant Notice”) have the meanings given to them in the 2024 Stock Incentive Plan (as amended from time to time, the “Plan”) of Actuate Therapeutics, Inc. (the “Company”).

The Company hereby grants to the participant listed below (“Participant”) the stock option described in this Grant Notice (the “Option”), subject to the terms and conditions of the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[Insert Participant Name]

Grant Date:	[Insert Grant Date]

Exercise Price per Share:	[Insert Exercise Price]

Shares Subject to the Option:	[Insert Number of Options]

Final Expiration Date:	[Insert Tenth Anniversary of Grant Date]

Vesting Commencement Date:	[Insert Vesting Commencement Date]

Vesting Schedule:	[Insert Vesting Schedule]

Type of Option (select one):	☐ Incentive Stock Option (ISO) ☐ Non-Qualified Stock Option (NSO)

If the Company uses an electronic capitalization table system (such as E*Trade, Shareworks or Carta) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information will be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.

By accepting (whether in writing, electronically or otherwise, including an acceptance through an electronic capitalization table system used by the Company) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has received a copy of the prospectus for the Plan, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

Internet Availability of Plan Materials. The Company will furnish Plan materials (including the Plan, prospectus, annual report on Form 10-K and proxy statement and other information provided to the Company’s stockholders) relating to the Plan to Participant electronically, instead of mailing printed copies of these materials to each person eligible to participate in the plans. This process is designed to expedite Participant’s receipt of the plan materials, reduce the costs of printing and distributing these materials, and help conserve natural resources. These materials are available through the Company’s electronic capitalization table system (such as E*Trade, Shareworks or Carta) and the annual report on Form 10-K and proxy statement and other information provided to our stockholders is also available on the Company’s website at https://actuatetherapeutics.com/. The Plan is available at [insert location]. However, if Participant would prefer to receive printed copies of the Plan materials or information provided to the Company’s stockholders without charge, please contact: Actuate Therapeutics, Inc., Attn: Secretary, 1751 River Run, Suite 400, Fort Worth, Texas 76107.

ACTUATE THERAPEUTICS, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:

EXHIBIT A
STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.
GENERAL

1.1 Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.
PERIOD OF EXERCISABILITY

2.1 Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”), except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. The Option will not be exercisable with respect to fractional Shares. Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason, except as may be otherwise provided by the Administrator or as set forth in another written agreement between the Company or any Subsidiary and Participant.

2.2 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.3 Expiration of Option. Subject to Section 5.3 of the Plan, the Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a) The final expiration date in the Grant Notice, which will in no event be more than ten (10) years from the Grant Date;

(b) If this Option is designated as an Incentive Stock Option and Participant, at the time the Option was granted, was a Greater Than 10% Stockholder, the expiration of five (5) years from the Grant Date;

(c) Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(d) Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability;

(e) Except as the Administrator may otherwise approve, the date of Participant’s Termination of Service for Cause; and

(f) Except as otherwise provided in clauses (c) or (d) above, with respect to any unvested portion of the Option, the date that is thirty (30) days following Participant’s Termination of Service by reason of Participant’s death or Disability, or such shorter period as may be determined by the Administrator.

ARTICLE III.
EXERCISE OF OPTION

3.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option, unless it has been disposed of, with the consent of the Administrator, pursuant to a domestic relations order. After Participant’s death, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 2.3 hereof, be exercised by Participant’s Designated Beneficiary or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

3.2 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company or the Secretary’s office, or such other place as may be determined by the Administrator, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 2.3, except that the Option may only be exercised for whole Shares:

(a) An exercise notice in such form as is prescribed by the Administrator, which may be an electronic form (the “Exercise Notice”); and

(b) Subject to Section 5.5 of the Plan, full payment for the Shares with respect to which the Option or portion thereof is exercised, which payment may be made by Participant, by:

(i) Cash, wire transfer of immediately available funds or check, payable to the order of the Company; or

(ii) With the consent of the Administrator, surrender to or withholding by the Company of a net number of vested Shares issuable upon the exercise of the Option valued at their fair market value; or

(iii) With the consent of the Administrator, delivery (either by actual delivery or attestation) of Shares owned by Participant valued at their fair market value; or

(iv) If there is a public market for the Shares at the time of exercise, unless the Company or the Administrator otherwise determines, through the (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) delivery by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price, provided in either case, that such amount is paid to the Company at such time as may be required by the Administrator; or

(v) With the consent of the Administrator, any other form of payment permitted under Section 5.5 of the Plan; or

(vi) Any combination of the above permitted forms of payment; and

(c) Subject to Section 9.5 of the Plan, full payment for any applicable Tax Withholding Obligation (as defined below) as provided in Section 3.3 below; and

(d) In the event the Option or portion thereof will be exercised pursuant to Section 3.1 by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.

3.3 Taxes; Tax Withholding.

(a) Regardless of any action the Company, any Subsidiary or Participant’s employing company, if different (the “Employer,” and, collectively, the “Company Group”) takes with respect to any or all Tax Obligations (as defined below), Participant understands that Participant (and not the Company) shall be responsible for any Tax Obligations, which may exceed the amount actually withheld by the Company Group. Participant agrees to indemnify and keep indemnified the Company Group from and against any such Tax Obligations.

(b) The Company Group shall not be obligated to deliver any certificate representing Shares issuable with respect to the Option to Participant or his or her legal representative unless and until Participant or his or her legal representative will have paid or otherwise satisfied in full the amount of all Tax Obligations resulting from the grant, vesting, exercise or settlement of the Option, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the Option. The Company Group will have the authority and the right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any Tax Obligation, including, without limitation, the authority to deduct such amounts from other compensation payable to Participant by the Company Group. Participant acknowledges that if Participant is subject to Tax Obligations in more than one jurisdiction, the Company Group may be required to withhold or account for Tax Obligations in more than one jurisdiction. Participant agrees to pay the Company Group any Tax Obligations that cannot be satisfied by the means described in this Section 3.3 or Section 9.5 of the Plan.

(c) Unless Participant elects to satisfy the Tax Obligation by some other means in accordance with Section 9.5 of the Plan, the Company Group will have the right, but not the obligation, with respect to the Tax Obligation arising as a result of the grant, vesting, exercise or settlement of the Option, to treat Participant’s failure to provide timely payment in accordance with Section 9.5 of the Plan as Participant’s election to satisfy the Tax Obligation by requesting the Company Group to withhold a net number of vested Shares otherwise issuable pursuant to the Option having a then-current fair market value not exceeding the amount necessary to satisfy the Tax Obligation in accordance with Section 9.5 of the Plan (provided that if Participant is subject to Section 16 of the Exchange Act, any such action by the Company will require the approval of the Administrator).

(d) Subject to the limitations set forth in Section 9.5 of the Plan, the Company Group may withhold or account for Tax Obligations by considering applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) (but in no event in excess of such rate as may be required to avoid the liability classification of the Option under generally accepted accounting principles in the United States of America). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in Shares) or if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax Obligations directly to the applicable tax authority or to the Company Group.

(e) Neither the Company nor any Subsidiary makes any representation or undertaking regarding the tax treatment to Participant in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. Although the Company Group may endeavor to (i) qualify Options for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company Group makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in the Plan or this Agreement. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company and/or any of its agents.

(f) For purposes of this Agreement, “Tax Obligations” shall mean (i) all federal, state, local and foreign withholding or other taxes applicable to Participant’s taxable income, plus (ii) if permitted under the laws of the jurisdiction in which Participant resides, any liability of the Company Group for income tax, withholding tax, wage tax, solidarity surcharge, and any other employment related taxes or social security contributions in any jurisdiction, in each case resulting from the grant, vesting or exercise of the Option, the acquisition of Shares by Participant, the disposal of any Shares, or otherwise pursuant to this Agreement, or any other taxable event related to the Option.

ARTICLE IV.
OTHER PROVISIONS

4.1 Award Not Transferable; Other Restrictions. Without limiting the generality of any other provision hereof, the Award will be subject to the restrictions on transferability set forth in Section 9.1 of the Plan. Without limiting the generality of any other provision hereof, Participant hereby expressly acknowledges that Section 10.8 (“Lock-Up Period”) of the Plan is expressly incorporated into this Agreement and is applicable to the Shares issued pursuant to this Agreement.

4.2 Clawback Provisions. By executing this Agreement and accepting this Award, Participant agrees that all compensation received by Participant, including Awards under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt or exercise of this Award or upon the receipt or resale of any Shares underlying this Award), shall be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Recovery Arrangements and Section 10.13 of the Plan, notwithstanding any other agreement to the contrary. Participant agrees that Participant is not entitled to indemnification in connection with any enforcement of the Recovery Arrangements and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise. By executing this Award Agreement, Participant agrees to take all required action in a reasonably prompt manner, as applicable, to enable the enforcement of the Recovery Arrangements and Section 10.13 of the Plan.

4.3 Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.4 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.6 Conformity to Securities Laws. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended to the extent necessary to conform to such Applicable Laws or any such exemptive rule described in the preceding sentence.

4.7 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.8 Entire Agreement. The Plan, the Grant Notice and this Agreement and any appendices hereto constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. This Agreement may be amended by the Company in accordance with Section 9.6 of the Plan.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms of this Agreement.

4.11 Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

4.12 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.13 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.14 Governing Law. The provisions of the Plan and all Awards made thereunder, including the Option, shall be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

4.15 Incentive Stock Options. If the Option is designated as an Incentive Stock Option, the following provisions, in addition to the terms set forth in Section 5.6 of the Plan, will apply to the Option:

(a) Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as non-qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant acknowledges that amendments or modifications made to the Option pursuant to the Plan that would cause the Option to become a Non-Qualified Stock Option will not materially or adversely affect Participant’s rights under the Option, and that any such amendment or modification will not require Participant’s consent. Participant also acknowledges that if the Option is exercised more than three (3) months after Participant’s Termination of Service as an Employee, other than by reason of death or Disability, the Option will be taxed as a Non-Qualified Stock Option. If the Option is an Incentive Stock Option and Participant is a Greater Than 10% Stockholder as of the Grant Date, the term of the Option will not exceed five (5) years from the Grant Date.

(b) Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

4.16 Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

4.17 Appendix. Notwithstanding any provisions in this Agreement, the Option shall be subject to any additional terms and conditions for Participant’s country set forth in the Appendix attached hereto. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country, if any, will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

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